As filed with the Securities and Exchange Commission on June 22, 2020

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LiqTech International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3590	20-1431677
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Industriparken 22C
2750 Ballerup
Denmark
+45 4498 6000 (telephone number)
+45 4593 4983 (facsimile number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Claus Toftegaard
Chief Financial Officer
c/o LiqTech North America Inc.
1804 Buerkle Road
White Bear Lake, MN 55110
(651) 773-5850 (telephone number)
+45 4593 4983 (facsimile number)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Clayton E. Parker, Esq.

Matthew Ogurick, Esq.

K&L Gates LLP

200 South Biscayne Boulevard, Suite 3900

Miami, Florida 33131

Telephone: 305.539.3300
Facsimile: 305.358.7095

Approximate date of commencement of proposed sale to the public: promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share (1)	1,600,000	$5.665(2)	9,064,000.00(2)	$1,176.51
Total	—	—	—	$1,176.51

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of our common stock of $5.665 per share as of June 18, 2020 as reported on Nasdaq, pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated June 22, 2020

LIQTECH INTERNATIONAL, INC.

1,600,000 Shares of Common Stock

This prospectus relates to the resale by certain selling securityholders identified herein of 1,085,000 shares of our common stock currently outstanding and up to 515,000 shares of our common stock issuable upon exercise of prefunded warrants to purchase common stock (the foregoing shares of our common stock, the “Shares”).

We are registering the offer and sale of the Shares by the selling securityholders to satisfy registration rights we have granted pursuant to a registration rights agreement dated as of May 21, 2020 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The selling securityholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Shares.

We are not selling any Shares under this prospectus and will not receive any proceeds from the sale of the Shares by the selling securityholders. The Shares to which this prospectus relates may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters, broker dealers or agents. The selling securityholders will determine at what price they may sell the Shares offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling securityholders, see the section entitled “Plan of Distribution.” For a list of the selling securityholders, see the section entitled “Principal and Selling Securityholders.”

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LIQT”. On June 18, 2020, the last reported sale price of our common stock on Nasdaq was $5.74.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 13 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2020.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) and incorporated by reference herein, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: we have not, and the selling securityholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Shares and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (the “registration statement”) under the Securities Act to register with the SEC the Shares being offered in this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and the Shares, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference.

Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2019, as filed on March 30, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed on May 11, 2020; and

•	Current Report on Form 8-K filed with the SEC on June 2, 2020; and

•	our Proxy Statement on Schedule 14A filed on August 6, 2019 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K).

The description of the Company’s capital stock is set forth herein beginning on page 19. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

LiqTech International, Inc.

c/o LiqTech North America Inc.
1804 Buerkle Road
White Bear Lake, MN 55110

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.liqtech.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

CURRENCY INFORMATION

 The functional currency of LiqTech International, Inc., LiqTech USA, Inc. and LiqTech NA is the U.S. Dollar. The Functional Currency of LiqTech Int. DK, LiqTech Systems, LiqTech Ceramics and BS Plastic is the Danish Krone (“DKK”); the functional currency of LiqTech Germany is the Euro; and the functional currency of LiqTech Singapore is the Singapore Dollar. Our reporting currency is the U.S. dollar ($) for the purpose of the financial statements and other financial data contained elsewhere in this prospectus. Our consolidated balance sheet accounts are translated into U.S. dollars at the period-end exchange rates (DKK 6.8158 to $1 at March 31, 2020, DKK 6.6703 to $1 at December 31, 2019 and DKK 6.5194 to $1 at December 31, 2018) and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the years of 2020, 2019 and 2018 (DKK 6.7773, DKK 6.6703 and DKK 6.3174 to $1) in which these items arise.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, and the risk factors under the section titled “Risk Factors”.

Overview

LiqTech International, Inc. is a clean technology company that provides state-of-the-art products for gas and liquid purification by manufacturing ceramic silicon carbide filters. For more than a decade, we have developed and manufactured products of re-crystallized silicon carbide. We specialize in two business areas: ceramic membranes for liquid filtration and diesel particulate filters (DPFs) for the control of soot exhaust particles from diesel engines. Using nanotechnology, we develop proprietary products using patented silicon carbide technology. Our products are based on unique silicon carbide membranes that facilitate new applications and improve existing technologies. We market our products from our offices in the United States and Denmark, and through local representatives and distributors. The products are shipped directly to customers from our production facilities in the United States and Denmark.

The  terms “LiqTech”, “we”, “our”, “us”, the “Company” or any derivative thereof, as used herein, refer to LiqTech International, Inc., a Nevada corporation, together with its direct and indirect wholly owned subsidiaries, including LiqTech USA, Inc., a Delaware corporation (“LiqTech USA”), which owns all of the outstanding equity interest in LiqTech International A/S, a Danish limited company organized under the Danish Act on Limited Companies of the Kingdom of Denmark (“LiqTech Int. DK”), together with its direct wholly owned subsidiaries LiqTech Systems A/S (“LiqTech Systems”), LiqTech Ceramics A/S (“LiqTech Ceramics”) and BS Plastic A/S (“BS Plastic”), three Danish limited companies organized under the Danish Act on Limited Companies of the Kingdom of Denmark and LiqTech NA, Inc., a Delaware corporation (“LiqTech Delaware”). Collectively, LiqTech USA, LiqTech Int. DK, LiqTech Systems, LiqTech Ceramics, BS Plastic and LiqTech Delaware are referred to herein as our “Subsidiaries”.

We conduct operations in the Kingdom of Denmark and the United States. Our Danish operations are located in the Copenhagen area, in Hobro and in Aarhus, and our U.S. operations are conducted in White Bear Lake, Minnesota.

Our Products

We manufacture and sell ceramic membranes and systems for the filtration of liquids and diesel particulate filters for the control of soot exhaust particles from diesel engines. We also provide plastics parts through the recently acquired BS Plastics A/S for a variety of internal and external industrial applications.

Ceramic Silicon Carbide Membranes for Liquid Filtration

Under the “LiqTech”, “Cometas” and “Provital” brand names, we manufacture and sell ceramic silicon carbide membranes and systems for liquid filtration using our patented silicon carbide technology (sometimes also referred to herein as our “SiC Filters”). Our currently focus is on marine scrubber wash water, hydrocarbon production-derived contaminated water, which we refer to herein as “produced water”, removal of heavy metals in mining and energy applications, pre-filtration for reverse osmosis in drinking water and other industrial applications.

 Our SiC Filters have been used in the following applications by our clients:

●

Marine scrubber wash water: We supply water filtration systems for marine scrubber systems that may be employed on marine vessels to reduce sulphur emissions resulting from operating on heavy fuel oil (HFO). To date, more than 250 water treatment systems have been installed as a result of orders from European and Asian scrubber technology providers.

●

Produced water: Our membranes can be used for the filtration of “produced” water that is a byproduct of oil and gas production. The amount of produced water varies between 0.1 to ten times the amount of oil produced. We have performed testing with major international private and public oil and gas companies. We have installed the first system for an international oil and gas company to provide and service produced water filters on one of its offshore platforms. Two additional commercial installations have been commissioned with LiqTech membranes.

●

Pre-filtration of reverse osmosis drinking water: Prior to passing through reverse osmosis membranes to produce drinking or industrial water from sea or surface water, the sea or surface water must be pre-filtered. We have performed successful tests for the pre-filtration of sea and surface water for this purpose with numerous clients.

●

Industrial applications: We have delivered complete water treatment systems for certain targeted, aggressive fluids applications, such as the removal of heavy metals for energy providers in Denmark and Finland and the filtering of mining wastewater for a European mining company.

●

Producing clean drinking water: The potential of LiqTech SiC Filters in drinking water production is diverse and the benefits are numerous. Some examples include ground water removal of precipitated salts such as iron and manganese; surface water removal of organic suspended solids and humic acid; and sea water pre-filtration before reverse osmosis. We have entered into a cooperation agreement with Grundfos, a leading pump producer to market a newly developed water treatment unit for ground water.

●	Pool and spa water: We have supplied several turnkey water filtration systems for medium to very large public swimming pool installations in Europe.

 Our products are based on the following silicon carbide membrane technologies:

●

CoMem is a unique, patented membrane technology that utilizes a crossflow structure to handle high concentrations of suspended solids found, for example in produced water from the oil and chemical industry and wastewater from industrial processes and manure filtration; and

●

Aqua Solution, which integrates a dead-end structural design with cutting-edge membrane technology in a solution specifically designed for applications in the pre-treatment for reverse osmosis, wastewater treatment and swimming pool and spa water filtration.

 Our SiC Filters are manufactured with a silicon carbide ceramic membrane based on patented technology. We are not aware of other companies that make both the substrate (honeycomb) and the membrane (the part that accomplishes the filtering) solely from silicon carbide.

The advantages of our SiC Filters compared to other pre-filtration systems for reverse osmosis are:

●

Our SiC Filters offer the same water flow as commonly used sand filters that require up to 400 times more space and have pore sizes at least three times bigger than our SiC Filters, and reduce the number of membrane elements and pressure vessels;

●	With our SiC Filters, high flow capacities are achieved at very low pressures, which reduce energy costs;

●	Our SiC Filters reduce water consumption for sand filter backwash; and

●	Our SiC Filters eliminate the consumption or maintenance of filter cartridges.

Our SiC Filters offer consistent removal of oil and suspended solids at high throughput rates regardless of feed conditions. Our membranes are ideal for the treatment of scrubber wash water; produced water for discharge and re-injection, pre-reverse osmosis (“RO”) as well as polymer flooded streams. We offer on shore and offshore solutions and have extensive experience with produced water streams for fracking, gas condensate, and oil emulsions. We believe our SiC filters are the best alternative to micro-flotation and walnut shell filters due to their cost savings, reduced installation cost, robustness and reduced downtime. Our chemically inert, plug-and-play filters are extremely hard, chemically resistant and durable ceramics with high flux (flow) to increase membrane life and reduce downtime for cleaning. SiC filters are stronger, harder, longer-lasting, more temperature-resistant and recover faster than conventional ceramic or polymeric membranes.

 Our flat sheet membranes (“FSM”) offer low energy consumption, maximum permeation, innovative rack design and high flux. These membranes are used in drinking water, pre-RO, and industrial wastewater reuse applications. The FSM carrier and the selective layer are also made of silicon carbide, which gives the product unique advantages such as high flux, total chemical resistance (pH 0-14), long life and the lowest fouling tendency of any polymeric or ceramic membrane material. Our tubular membranes offer robust and high yield membrane solutions for produced water in the Oil & Gas market and industrial wastewater for removing suspended solids as well as oil droplets and oil emulsions from solutions. Our dynamic, high-flux membrane disks are designed for the removal of high suspended solids. The filtration path direction is outside-in, with internal permeation channels that facilitate removal of the solids. A crossflow effect is generated through the rotation of the discs at high velocities that enables flow cleaning of the filter membrane surface. This principle offers energy savings that can exceed 80% compared to conventional cross flow.

 For the years ended December 31, 2019 and 2018, we received grants from governmental entities of $624,981 and $431,340, respectively.

For the years ended December 31, 2019 and 2018, our sales of liquid filters, services and systems were $25,464,614 and $5,264,663, respectively, and accounted for 78% and 43% of our total sales, respectively.

Diesel Particulate Filters (DPFs)

 We offer diesel particulate filters for exhaust emission control solutions to the verified retrofit and original equipment manufacturer (OEM) market through our direct sales force. DPF sales are generally made to distributors specializing in sales to end users. We use a proprietary “nano washcoat” to provide catalytic coating for anything from diesel particulate filters to catalytic converters. Our DPF products are sold worldwide under the LiqTech brand.

We have developed a robust silicon carbide diesel particulate filter that is especially effective for vehicles that produce a high soot load, and, if properly maintained, should last as long as the vehicle’s engine. Our DPFs are ideal for off-road vehicles because of their strength, chemical non-reactive nature, temperature resilience and thermal conductivity.

Our DPF Filters can handle higher soot loads than filters that do not use a silicon carbide membrane, which makes them ideal for situations in which engines infrequently reach high enough temperatures to burn off soot. Examples include:

●	Garbage trucks;

●	Port vehicles;

●	Diesel pickup trucks not carrying a full load;

●	Off-road construction vehicles that idle for long periods of time; and

●	Intra-city vehicles that do not reach highway speeds.

For the years ended December 31, 2019 and 2018, our sales of DPFs were $5,652,685 and $6,536,085, respectively, and accounted for 17% and 53% of our total sales, respectively.

Plastics

 Plastics has been part of our offering since the acquisition of the Danish Company BS Plastic A/S on September 4, 2019. Plastics is providing machined and welded plastic parts used for the prepress, UV and aquaculture market segments.

 For the year ended December 31, 2019 (4 months), our plastics revenues were $895,203 and accounted for 3% of our total sales.

Our Competitive Strengths

We believe the following strengths position us to increase our revenue and profitability:

•

Advantages of Silicon Carbide Membranes: Our diesel exhaust and liquid filtration products utilize silicon carbide membranes, which have certain qualities that we believe make our products more effective than those of our competitors. Unlike filtration products that use aluminum oxide, silicon carbide membranes are chemically inert and temperature resistant. Furthermore, silicon carbide membranes exhibit a high degree of hydrophilicity (tendency of a surface to become wet or to absorb water) that results in unique flux (low energy consumption). Silicon carbide is also very durable with hardness second only to diamond, making it a highly desirable material for a variety of aggressive fluids in industrial applications. As a result, we believe that such superior physical properties make our products desirable in both exhaust emissions control products and liquid filtration products.

•

Complete systems fabrication: LiqTech provides full fabrication and integration of our membranes into complete filtration systems made from corrosive-resistant materials and components. We provide complete in-house engineering capabilities for process design, 3D modeling and control. The entire specification, engineering, fabrication and commissioning process is delivered by our professional staff of highly dedicated engineers and craftsmen. We believe that supplying our customers with turnkey solutions built upon our silicon carbide membranes is unique in the market. LiqTech is more than a membrane supplier—we are also a provider of complete water filtration and treatment systems.

•

Broad Application of LiqTech Membranes: Our membranes can be applied in a variety of applications, including: filtration of marine scrubber wash water; processing of industrial waste water and produced water; pre-treatment of drinking water; and pre-filtration for reverse osmosis, oil emulsion separation, bacteria removal for aquaculture, commercial swimming pool water treatment and the separation of metals from liquids in industrial processes.

Marketing and Manufacturing in Key Markets and Expanding to Other Market: We have production and sales capacity in North America and Europe. We also sell our products through distributors and agents in many other countries such as China, Spain, UK, Korea, France, Italy and Brazil.  We have established customer relationships in more than 25 countries.

•

Strong and Experienced Management Team: Our management team has deep experience in the clean technology and filtration industries and drives growth through the development of new applications and technologies and cultivating relationships with customers.

Our Strategy

Our strategy is to create stockholder value by leveraging our competitive strengths in silicon carbide filters and membranes through our focus on discrete applications in key end markets. Essential features of our strategy include:

•

Maintain and gain new marine industry customers.  We currently provide water filtration systems for scrubber technology providers, ship owners and ship operators. We are expanding our range of marine products to better leverage existing customer relationships.

•

Enter new geographic markets and expand existing markets. We plan to continue to manufacture and sell our products from our core operations in Denmark. We work with distributors, agents and partners to access other important geographic markets.

•

Develop and improve technologies and enter new end markets. We intend to continue to develop our ceramic membranes and improve the filtration efficiency for our filtration products. Through continuous research and development, we intend to find new uses for our products and plan to expand into new markets that offer significant opportunity for the Company.

•

Focus on the development and sales of standardized water filtration and treatment systems. We will continue our focus on selling systems based on our unique SiC Filters. We will also combine the ceramic membranes with other technologies to offer our customers complete filtration solutions. We will continue our focus on developing smaller standard systems, like our ground water treatment system and our residential swimming pool system.

Industry Overview

We serve primarily two industries: the liquid filtration system market and the diesel particle filter (DPF) market. Our goal is to leverage our products and technology into industrial liquid filtration applications that offer significant growth opportunity and to take advantage of favorable market trends.

Liquid Filtration Market

The market for marine water filtration systems is rapidly developing due to new regulations for sulphur and ballast water emissions. Industry experts estimate that 8,000-10,000 ships will be retrofitted with a scrubber water treatment system over the next five years. At the end of 2019, the industry statistics note that nearly 4,000 ships have installed or ordered scrubbers (according to DNV GL report March 2020), with most installations being open loop scrubbers.  Open loop scrubbers discharge the wash water directly into the sea.  The addressable market for LiqTech is focused on closed loop scrubbers, where the scrubber wash water is routed through the LiqTech filtration system to remove sulphur and other particulates, and the clean water is then recycled as wash water.

As noted above, the use of open loop scrubbers to clean the exhaust from marine engines that use high sulphur residual oil and diesel fuels may lead to the discharge of high concentrations of harmful compounds in the waters from vessels using such scrubbers. Several trials have been conducted onboard vessels by scrubber suppliers to define the constituent concentrations in wash water discharge. The trials find that scrubber wash water also contains suspended solids, heavy metals, hydrocarbons and polycyclic aromatic hydrocarbons (PAHs). Before the scrubber wash water is discharged, it must be treated to remove solids. LiqTech’s water treatment systems can be used to remove the solids from wet scrubber wash water. The treatment process includes a pre-filtration step followed by a LiqTech SiC membrane filtration. Treated water quality is monitored (NTU, PAH and pH) before discharge. We believe that many of the open loop scrubbers already installed will eventually be converted to closed loop (where the LiqTech filtration system is employed), thus resulting in a significantly larger market for LiqTech. The Company is globally engaging with scrubber equipment suppliers, ship owner/operators and shipyards. Furthermore, we are presenting our water treatment and filtration solutions at marine conferences and trade shows.

In addition to our marine scrubbers, LiqTech offers packaged filtration systems consisting of ceramic SiC and conventional reverse-osmosis (RO) membranes for industrial and municipal customers. We anticipate that global demand will increase for robust and low operating expense products such as ours that are well-suited for mobile and modular systems. RO membranes are increasingly used for the production of drinking water (desalination of sea water or brackish water), demineralized water in industrial processes (boiler feed water, microelectronics production), as well as in food processing and pharmaceuticals production. In addition, many laboratories rely on pure water for which demineralization is an essential step. LiqTech is differentiated by what we believe is our superior SiC membrane technology and by being able to provide a complete water treatment system. According to Lux Research, an industry expert, the market size for membrane technologies in the water industry and the adoption of next-generation separations in municipal and industrial applications is expected to grow at a compound annual growth rate (CAGR) of 7.5%, from $8.1 billion in 2018 to $11.7 billion in 2021.

We also see a general trend worldwide of increasing demand for higher-quality re-injection water in connection with unconventional oil and gas production. In addition, we see tightening water discharge legislation, increasing water usage (more water produced per barrel oil) and the introduction of Enhanced Oil Recovery (“EOR”) techniques. The tightening of produced water specifications is a problem for conventional treatment and filtration technologies; however, our SiC Filters have been shown to mitigate these challenges, and we believe the increasing demand represents a favorable market trend for our business.

Water is essential to life on earth, and clean water shortages are expected to affect half of the human population by 2025 (Worldwildlife). 29% of the human population is living today without clean water, and this is expected to increase to half of the population by 2025 due to the growing population (United Nations). According to the World Health Organization, approximately 2,200 children die every day due to unsafe water and the lack of basic sanitation. Due to the growing need for pure water for drinking and industrial purposes, the market for water filtration is growing rapidly, with more and larger plants being commissioned all over the world.

Diesel Particulate Filter (DPF) Market

The increase in global regulation of diesel engine exhaust particles is expected to drive growth in the DPF market. We expect jurisdictions in the United States to begin requiring DPF filters. In Europe, for example, cities in Germany are setting requirements for off-road machinery to include DPF filters. According to an industry publication (Diesel Particulate Filter – Global Market Outlook (2017-2026)), the global market for new DPF filters manufactured by OEMs is expected to increase approximately 13% per year from 2017 to 2026. Diesel emissions consist of several toxic gases and particles: particulate matter (soot), carbon monoxide and hydrocarbons. Soot has been linked to a variety of health problems in humans. Reducing diesel emissions will have both health and social benefits, along with reduced costs.

In response to these health impacts, governments have been implementing legislation to regulate emissions from diesel engines. California implemented the Diesel Risk Reduction Plan, and New York City implemented binding directives for the retrofitting of buses, garbage trucks and construction machines. In the European Union, Directive EC 715/2007 of June 20, 2007 defined particle count limits for certain cars and light utility vehicles. Also in Europe, low emission zones have been implemented locally, creating a patchwork of regulation.

The Asian markets have shown economic growth and an improved standard of living that has led to increased sales of vehicles in the region. At the same time, pollution in major cities has reached high PM levels. As a result, the Chinese government have introduced additional regulations, including new emissions standards faster than previously anticipated. We also believe the high pollution levels will result in an increase in the need for the retrofitting of existing vehicles.

2019 Developments

On January 14, 2019, we provided an update to the market that we currently had confirmed orders for more than 110 of our standardized water filtration systems. In addition to the confirmed orders, we expected to deliver a significant amount of systems in 2019 under the Framework Agreement announced on October 1, 2018. Positive visibility to order flow delivery affirmed expectations for the second quarter of 2019 revenue to surpass the first quarter of 2019, setting another new record for the Company.

On March 28, 2019 the Company preannounced a record quarter with revenue of $7 million and profitability for the first quarter of 2019. Further, the Company announced that the current order backlog continued to grow, increasing from the 110 standardized systems reported on January 14, 2019. The Company also announced its intention to move the trading of its common stock to the Nasdaq Capital Market.

On May 21, 2019 the Company announced that it had commenced an underwritten registered public offering of its common stock. The Company intended to use the net proceeds from the offering to fund the growth of the business, including adding manufacturing capacity through equipment purchases, funding continued research and development efforts, for general corporate purposes, and the potential insourcing of currently outsourced manufacturing.

On May 22, 2019 the Company announced the upsizing and pricing of the previously announced underwritten public offering of 1,931,035 shares of its common stock at a public offering price of $7.25 per share. As part of the offering, LiqTech granted the underwriters a 30-day option to purchase at the public offering price up to an additional 284,827 shares of its common stock to cover over-allotments, if any. All shares of common stock to be sold in the offering were offered by LiqTech. The offering was closed on May 24, 2019 with the sale of 2,215,862 shares of $7.25 granting a total gross proceeds of $16,065,000.

On August 20, 2019, the Company announced the signing of a Share Purchase Agreement (SPA) to acquire BS Plastic A/S, a specialized plastics manufacturer based in Denmark.

On August 26, 2019, the Company announced the receipt of the largest single order to date ($8.4 million) for its proprietary ceramic silicon carbide water filtration systems for marine scrubber applications.

On September 4, 2019 the Company announced the closure of the announced agreement to acquire BS Plastic A/S.

2020 Developments

On January 2, 2020 the Company announced the successful installation of a brand-new customized furnace for use in the manufacture of the Company’s proprietary silicon carbide membrane filters. The new furnace has throughputs that is more than triple the Company’s existing furnaces due to its size and efficiency.

In March 2020, the World Health Organization declared the outbreak of novel coronavirus (“COVID-19”), a pandemic which has resulted in authorities across the globe implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. In response to measures taken by state and local governments in mid-March, we elected to temporarily introduce two shifts at our production facilities to minimize the risk of infection and to implement health and safety actions recommended by government and health officials to better protect our employees who are required to be present at our production facilities. In addition, the majority of our employees have been working remotely since that time.

While we are unable to accurately predict the full impact that COVID-19 will have on our long-term financial condition, result of operations, liquidity and cash flows due to uncertainties, our compliance with these measures did not have a material adverse impact on our financial results for the first quarter of fiscal year 2020. We have, however, begun to take precautionary measures to manage our resources conservatively by reducing and/or deferring capital and operating expenses to mitigate any potential adverse impacts of the pandemic as well as to conserve cash. Based on current projections, which are subject to numerous uncertainties, including the duration and severity of the pandemic and containment measures and the effect of these on the industries in which we compete, we believe our cash on hand, as well as our ongoing cash generated from operations, should be sufficient to cover our capital requirements for the next 12 months. In addition, as a result of our reduced manufacturing levels, our future gross profit will likely be impacted until such time that we are able to operate our manufacturing facilities as originally planned prior to the COVID-19 pandemic. Notwithstanding the reduction in our manufacturing levels, based on our current rate of production, we believe that we will be able to fulfill most, if not all, of our existing delivery obligations in fiscal year 2020.

While we anticipate that the foregoing measures are temporary, we cannot predict the specific duration for which these precautionary measures will stay in effect, and our business may be adversely impacted as a result of the pandemic's global economic impact. In the future, the pandemic may cause reduced market demand for our products if it results in a recessionary global economic environment. Specifically, difficult macroeconomic conditions, such as increased and prolonged unemployment and a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could have a material adverse effect on the demand for our products. Under such difficult economic conditions, potential customers may seek to reduce spending by forgoing our products for other less expensive options, and cancel orders. Decreased demand for our products could negatively affect our business, and recovery from any decrease in market demand may be uncertain. It could also lead to volatility in access to our products due to government actions impacting our ability to produce and ship products.

DESCRIPTION OF THE PRIVATE PLACEMENT

On May 27, 2020, the Company closed a Securities Purchase Agreement (the “May 2020 Purchase Agreement”) with certain accredited investors (the “May 2020 Investors”) in a private placement (the “May 2020 Private Placement”) pursuant to which the Company issued and sold an aggregate of 1,085,000 shares of common stock, at a purchase price of $5.00 per share and a prefunded warrant to purchase an aggregate of 515,000 shares of common stock, at a purchase price of $5.00 per share (the “May 2020 Warrant”) for gross proceeds of $8,000,000.

Subject to certain beneficial ownership limitations, the May 2020 Warrant is immediately exercisable and may be exercised for no additional consideration. The May 2020 Warrant does not expire. A holder of the May 2020 Warrant will not have the right to exercise any portion of the May 2020 Warrant if the holder together with Affiliates and Attribution Parties (as such terms are defined in the May 2020 Warrant) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2020 Warrant. However, upon notice from the holder to the Company, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2020 Warrant, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Pursuant to the terms of the May 2020 Purchase Agreement, and as a condition to closing the May 2020 Private Placement, the Company and each May 2020 Investor simultaneously entered into the Registration Rights Agreement requiring the Company to file a registration statement with the Securities and Exchange Commission within thirty (30) days of the closing of the May 2020 Private Placement to register for resale the shares of common stock and the shares of common stock underlying the May 2020 Warrant sold in the May 2020 Private Placement. The Registration Rights Agreement contains customary terms and conditions, certain liquidated damages provisions for failing to comply with the timing obligations for the filing and effectiveness of the registration statement, and certain customary indemnification obligations. We have agreed to bear all of the expenses incurred in connection with the registration of the common stock. The selling securityholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the common stock.

This prospectus is part of a registration statement that we have filed with the SEC to register 1,600,000 shares of our common stock sold in the May 2020 Private Placement. The shares of common stock registered hereunder consist of (i) outstanding shares held by the selling securityholders and (ii) shares issuable upon exercise of the warrants issued in the May 2020 Private Placement. The shares are being registered for resale or other disposition by the selling securityholders. We will not receive any proceeds from the sale or other disposition of the shares registered hereunder, or interests therein.

THE OFFERING

Issuer	LiqTech International, Inc.

Common stock to be offered by the selling securityholders	1,085,000 shares of common stock and 515,000 shares of common stock issuable upon exercise of the May 2020 Warrant(1)

Common stock outstanding prior to the offering assuming full exercise of the May 2020 Warrant	22,164,213 shares of common stock

Common stock to be outstanding immediately after this offering assuming full exercise of the May 2020 Warrant	22,164,213 shares of common stock

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling securityholders

Risk factors

The shares of common stock offered hereby involve a high degree of risk. For a discussion of the risks relating to us, our business and an investment in our common stock, see the section titled “Risk Factors” and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2019, and all other information set forth in this prospectus before investing in our common stock.

Dividend policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Trading Symbol	Our common stock is traded on Nasdaq under the symbol “LIQT”.

(1) The Shares registered pursuant to the Registration Statement of which this prospectus is a part are not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such common stock.

RISK FACTORS

You should carefully consider and evaluate all of the information in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and in particular, “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this prospectus. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the price of our common stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

Forward-looking statements in this prospectus may include statements about:

•	future financial and operating results, including projections of revenues, income, expenditures, cash balances and other financial items;

•	our capital requirements and the need for additional financing;

•	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential to the conduct of our business;

•	our ability to execute our growth, expansion and acquisition strategies;

•	current and future economic and political conditions;

•	overall industry and market performance;

•	competition;

•	management’s goals and plans for future operations; and

•	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors”. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

USE OF PROCEEDS

We are filing the Registration Statement of which this prospectus forms a part to permit holders of the Shares described in the section entitled “Principal and Selling Securityholders” to resell such Shares. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

DETERMINATION OF OFFERING PRICE

The selling securityholders will determine at what price they may sell the Shares offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

DIVIDEND POLICY

We have not declared or paid any dividends and do not intend to declare or pay dividends on our common stock in the foreseeable future. Instead, we intend to invest any future earnings in our business. Subject to Nevada law, our Board of Directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of:

●	any contractual restrictions limiting our ability to pay dividends that may be applicable at such time;

●	our earnings and cash flow;

●	our capital requirements;

●	our financial condition; and

●	other factors that our Board of Directors deems relevant.

PRINCIPAL AND SELLING SECURITYHOLDERS

We are registering the offer and sale of the Shares to satisfy registration rights we have granted pursuant to the Registration Rights Agreement with the selling securityholders.

On May 27, 2020, the Company closed the May 2020 Private Placement pursuant to the May 2020 Purchase Agreement with the May 2020 Investors, pursuant to which the Company issued and sold the Shares, consisting of (i) an aggregate of 1,085,000 shares of common stock, at a purchase price of $5.00 per share and (ii) the May 2020 Warrant, a prefunded warrant to purchase an aggregate of 515,000 shares of common stock, at a purchase price of $5.00 per share. The Company received gross proceeds of $8,000,000.

Subject to certain beneficial ownership limitations, the May 2020 Warrant is immediately exercisable and may be exercised for no additional consideration. The May 2020 Warrant does not expire. A holder of the May 2020 Warrant will not have the right to exercise any portion of the May 2020 Warrant if the holder together with Affiliates and Attribution Parties (as such terms are defined in the May 2020 Warrant) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2020 Warrant. However, upon notice from the holder to the Company, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2020 Warrant, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Pursuant to the terms of the May 2020 Purchase Agreement, and as a condition to closing the May 2020 Private Placement, the Company and each May 2020 Investor simultaneously entered into the Registration Rights Agreement requiring the Company to file a registration statement with the Securities and Exchange Commission within thirty (30) days of the closing of the May 2020 Private Placement to register for resale the shares of common stock and the shares of common stock underlying the May 2020 Warrant sold in the May 2020 Private Placement. The Registration Rights Agreement contains customary terms and conditions, certain liquidated damages provisions for failing to comply with the timing obligations for the filing and effectiveness of the registration statement, and certain customary indemnification obligations. We have agreed to bear all of the expenses incurred in connection with the registration of the common stock. The selling securityholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the common stock.

This prospectus is part of a registration statement that we have filed with the SEC to register 1,600,000 shares of our common stock sold in the May 2020 Private Placement. The shares of common stock registered hereunder consist of (i) outstanding shares held by the selling securityholders and (ii) shares issuable upon exercise of the May 2020 Warrant. The shares are being registered for resale or other disposition by the selling securityholders. We will not receive any proceeds from the sale or other disposition of the shares registered hereunder, or interests therein.

Prior to the closing of the May 2020 Private Placement, the selling securityholders’ only relationship to the Company was as beneficial owners of less than 5% of our outstanding shares of common stock.

The following table sets forth information regarding the beneficial ownership of our common stock by:

●	all stockholders known by us to hold more than 5% of either of our outstanding shares of common stock, as well as the selling securityholders;

●	each of our directors and named executive officers; and

●	all of our directors and executive officers as a group.

The table below has been prepared based upon information available to us or furnished to us by the selling securityholders as of June 22, 2020. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Name of Beneficial Owner(1)	Number (2)	Percentage of Common Stock Beneficially Owned (3)	Number of Shares Registered for Sale Pursuant to this Prospectus	Number	Percentage of Common Stock Beneficially Owned

Selling Securityholders
Laurence W. Lytton(4) 467 Central Park West New York, NY 10025	2,177,887	9.8	400,000	1,777,887	8.0
Alice W. Lytton Family LLC(4)(5) 467 Central Park West New York, NY 10025	200,000	0.9	200,000	—	—
Lytton-Kambara Foundation (4)(5)(6) 467 Central Park West New York, NY 10025	600,000	2.7	600,000	—	—
Shotfut Menayot Chool - Phoenix Amitim (7) Derech Hashalom 53 Givataim, 53454, Israel	863,665	3.9	360,000	503,665	2.3
The Phoenix Insurance Company Ltd. (7) Derech Hashalom 53 Givataim, 53454, Israel	69,310	0.3	40,000	29,310	0.1
Other 5% Stockholders
AWM Investment Company, Inc.(8) c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022	2,043,290	9.2	—	2,043,290	9.2
Norman H. Pessin (9)	550,501	2.5	—	550,501	2.5
Sandra F. Pessin (9)	877,717	3.9	—	877,717	3.9
The Phoenix Holdings Ltd.(10) Derech Hashalom 53 Givataim, 53454, Israel	932,975	4.2	400,000	532,975	2.4
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio(11) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,455,234	6.6	—	1,455,234	6.6
Wellington Trust Company, NA(12) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,656,391	7.5	—	1,656,391	7.5
Wellington Group Holdings LLP(13) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,656,391	7.5	—	1,656,391	7.5
Directors and NEOs
Sune Mathiesen(14)	346,124	1.6	—	346,124	1.6
Claus Toftegaard	1,500	*	—	1,500	*
Mark Vernon	188,075	*	—	188,075	*
Alexander J. Buehler	16,667	*	—	16,667	*
Peyton Boswell	29,167	*	—	29,167	*
Peter Leifland	8,333	*	—	8,333	*
All executive officers and directors as a group	589,866	2.7	—	589,866	2.7

* Less than 1%.

(1) Unless otherwise indicated, the address for each person listed above is: c/o LiqTech International A/S, Industriparken 22C 12, DK-2750 Ballerup, Denmark.

(2) Under the rules and regulations of the SEC, beneficial ownership includes (i) shares actually owned, (ii) shares underlying preferred stock, options and warrants that are currently exercisable and (iii) shares underlying options and warrants that are exercisable within 60 days of June 22, 2020. All shares beneficially owned by a particular person under clauses (ii) and (iii) of the previous sentence are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Based on 22,164,213 shares issued and outstanding as of June 22, 2020.

(4) This information is based upon a Schedule 13G filed by Laurence W. Lytton with the Securities and Exchange Commission on May 29, 2020 and information furnished to us by the selling stockholder.

(5) Laurence W. Lytton exercises voting and dispositive power over this entity. Accordingly, the shares of common stock owned by this entity are also included in the number of shares of common stock reported to be beneficially owned by Laurence W. Lytton.

(6) Consists of 85,000 shares of common stock and an immediately exercisable warrant to purchase an additional 515,000 shares of common stock for no additional consideration.

(7) Based on information provided to us by the selling securityholder. The shares of common stock owned by this entity are also included in the number of shares reported as beneficially owned by The Phoenix Holdings Ltd.

(8) This information is based upon a Schedule 13G/A filed by AWM Investment Company, Inc. with the Securities and Exchange Commission on February 12, 2020.

(9) This information is based upon a Schedule 13G/A filed by Norman H. Pessin and Sandra F. Pessin with the Securities and Exchange Commission on April 16, 2018.

(10) This information is based upon a Schedule 13G/A filed by The Phoenix Holdings Ltd. with the Securities and Exchange Commission on June 8, 2020. The shares of common stock reported herein are beneficially owned by various direct or indirect, majority or wholly-owned subsidiaries of The Phoenix Holdings Ltd. (the “Subsidiaries”). The Subsidiaries manage their own funds and/or the funds of others, including for holders of exchange-traded notes or various insurance policies, members of pension or provident funds, unit holders of mutual funds, and portfolio management clients.  Each of the Subsidiaries operates under independent management and makes its own independent voting and investment decisions. The shares of common stock reported herein include the shares owned by Shotfut Menayot Chool - Phoenix Amitim and The Phoenix Insurance Company Ltd. The Phoenix Holdings Ltd. disclaims beneficial ownership of any shares other than to the extent it may have a pecuniary interest therein.

(11) This information is based upon a Schedule 13G/A filed by Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio on January 30, 2020.

(12) This information is based upon a Schedule 13G filed by Wellington Trust Company, NA with the Securities and Exchange Commission on January 29, 2020. As the investment advisor to the Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio, Wellington Trust Company, NA is deemed to be a beneficial owner of the shares held by such portfolio.

(13) This information is based upon a Schedule 13G filed by Wellington Management Group LLP and certain of its affiliates with the Securities and Exchange Commission on January 28, 2020. Wellington Management Group LLP is the direct or indirect owner of one or more investment advisors whose clients include, Wellington Trust Company, NA, and Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio. Wellington Management Group LLP is deemed to be a beneficial owner of the shares held by the clients the investment advisers that it owns.

(14) All of these shares are owned by Masu A/S, a Danish entity. Mr. Mathiesen controls the voting and disposition of the shares owned by Masu A/S.

We know of no arrangements, including pledges, by or among any of the forgoing persons, the operation of which could result in a change of control of us.

DESCRIPTION OF SECURITIES

General

The following description of our common stock is based upon our articles of incorporation, as amended, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, copies of which are filed as exhibits to this registration statement.

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share, and 2,500,000 shares of preferred stock, par value $0.001 per share. As of June 19, 2020, we had 22,164,213 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

Common Stock

Voting

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

Dividends

Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of our common stock are entitled to receive ratably such dividends as our Board of Directors from time to time may declare out of funds legally available.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of affairs of the Company, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of our preferred stock, the holders of our common stock will be entitled to share ratably in the distribution of any of our remaining assets.

Other Matters

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to the common stock. All of the issued and outstanding shares of common stock on the date of this report are validly issued, fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Common Stock Purchase Warrants

We have outstanding warrants to purchase 515,000 shares of common stock. The warrants are immediately exercisable for no additional consideration and will not expire. The exercise price of the warrants and the number of shares underlying the warrants are subject to adjustment for stock dividends, subdivisions of the outstanding shares of common stock and combinations of the outstanding shares of common stock. While the warrants remain outstanding, we are required to keep reserved from our authorized and unissued shares of common stock a sufficient number of share to provide for the issuance of the shares underlying the warrants.

Charter and Bylaw Provisions

Election and Removal of Directors

Our Board of Directors will be comprised of not less than one nor more than seven directors. All our directors will stand for election annually.

Directors may be removed by a majority vote of the stockholders at a meeting called expressly for such purpose. Any vacancies on the Board of Directors may be filled by an affirmative vote of a majority of the remaining directors, except that any directorship to be filled by reason of removal by stockholders may be filled by the stockholders at the meeting at which the director is removed.

Special Meetings of Stockholders

Our bylaws provide that a special meeting of stockholders may be called at any time by the president, a majority of the Board of Directors, or upon the request of holders of not less than 10% of our issued and outstanding shares entitled to vote at such meeting.

Stockholder Action by Written Consent

Any action required to be taken at a meeting of stockholders may be taken without a meeting of the stockholders if a consent, in writing, setting forth the action so taken, is signed by a majority of the stockholders entitled to vote in respect of the subject matter out to vote.

Stockholder Action and Amendments to Articles of Incorporation

Any action required to be taken at a meeting of stockholders, including an amendment to our articles of incorporation, may be decided by the affirmative vote of holders of a majority of the votes cast at a meeting for which quorum has been obtained. A majority in interest of all shares issued and outstanding represented by stockholders of record in person or by proxy constitutes a quorum.

Amendments to Bylaws

Our bylaws may be amended, altered or repealed by the affirmative vote of holders of a majority of shares entitled to vote in the election of directors. Our bylaws may also be amended, altered or repealed by a majority of the entire Board of Directors at any regular or special meeting.

Director and Officer Indemnification

The Company’s Articles of Incorporation provide that no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

The Bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

 The Bylaws provide that the Company must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the Company must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

The Bylaws provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	By the stockholders;

●	By the Company’s Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

●	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

●	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Trading

Our common stock is currently listed on the Nasdaq Capital Market under the symbol LIQT.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer, Inc. The transfer agent’s telephone number is (801) 274-1088.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted by applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the securities have been sold or otherwise disposed of pursuant to the registration statement of which this prospectus forms a part or in a transaction in which the transferee receives freely tradable shares.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer, L.L.P., Reno, Nevada.

EXPERTS

Our consolidated financial statements as of December 31, 2018 and 2019 and for the years then ended included or referred to in this prospectus have been audited by Sadler, Gibb & Associates, LLC, independent registered certified public accountants, and are incorporated by reference into this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Up to 1,600,000 Shares

LiqTech International, Inc.

Common Stock

PROSPECTUS DATED [●], 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all of the amounts shown are estimates.

SEC registration fee	$1,177
Legal fees and expenses*	$20,000*
Accounting fees and expenses*	$10,000*
Printing and miscellaneous expenses*	$5,000*

$36,177
* Estimated solely for the purpose of this Item. Actual expenses may vary.

Item 14. Indemnification of Directors and Officers

The Company’s Articles of Incorporation provide that no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

The Bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Bylaws provide that the Company must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the Company must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

The Bylaws provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

 Section 78.751 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	By the stockholders;

●	By the Company’s Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

●	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

●	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Item 15. Recent Sales of Unregistered Securities

November 2017 Offering

On November 14, 2017 (the “November 2017 Closing Date”), the Company, effected a private placement (the “November 2017 Offering”) of 1,617,503 shares of Series A Convertible Preferred Stock, par value 0.001 (the “Preferred Shares”), at a price of $1.20 per Preferred Share, for aggregate proceeds to the Company of $1,941,203.60. Each Preferred Share was convertible on demand into 4 shares of common stock and would mandatorily convert into 4 shares of common stock 6 months from the November 2017 Closing Date. Immediately prior to the November 2017 Closing Date, the Company had 0 shares of Series A Convertible Preferred Stock and 44,229,264 shares of common stock issued and outstanding. After the November 2017 Offering, the Company had 1,617,503 shares of Series A Convertible Preferred Stock and 44,229,264 shares of common stock issued and outstanding. The November 2017 Offering was completed pursuant to Section 4(a)(2) and/or Regulation S of the Securities Act of 1933, as amended.

In connection with the November 2017 Offering, each investor executed a subscription agreement in the form of Exhibit 10.10 or Exhibit 10.11 hereto, which both contain customary representations and warranties of the Company and of each investor and are incorporated herein by reference. The November 2017 Offering was made directly by the Company and no underwriter or placement agent was engaged by the Company.

The foregoing description of the November 2017 Offering does not purport to be complete, and is qualified in its entirety by reference to the form of each subscription agreement, which are incorporated by reference herein.

May 2020 Offering

On May 27, 2020, the Company closed the May 2020 Purchase Agreement, a Securities Purchase Agreement with the May 2020 Investors in the May 2020 Private Placement pursuant to which the Company issued and sold an aggregate of 1,085,000 shares of common stock, at a purchase price of $5.00 per share and the May 2020 Warrant, a prefunded warrant to purchase an aggregate of 515,000 shares of common stock, at a purchase price of $5.00 per share for gross proceeds of $8,000,000. The Company intends to use the net proceeds from the May 2020 Private Placement for general corporate purposes, including working capital. The May 2020 Purchase Agreement contains customary representations and warranties of the Company and certain indemnification obligations of the Company and ongoing covenants of the Company. The May 2020 Private Placement was completed pursuant to Section 4(a)(2) and/or Regulation S of the Securities Act of 1933, as amended.

Subject to certain beneficial ownership limitations, the May 2020 Warrant is immediately exercisable and may be exercised for no additional consideration. The May 2020 Warrant does not expire. A holder of the May 2020 Warrant will not have the right to exercise any portion of the May 2020 Warrant if the holder together with Affiliates and Attribution Parties (as such terms are defined in the May 2020 Warrant) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2020 Warrant. However, upon notice from the holder to the Company, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2020 Warrant, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Pursuant to the terms of the May 2020 Purchase Agreement, and as a condition to closing the May 2020 Private Placement, the Company and each May 2020 Investor simultaneously entered into the Registration Rights Agreement requiring the Company to file a registration statement with the Securities and Exchange Commission within thirty (30) days of the closing of the May 2020 Private Placement to register for resale the shares of common stock and the shares of common stock underlying the May 2020 Warrant sold in the May 2020 Private Placement. The Registration Rights Agreement contains customary terms and conditions, certain liquidated damages provisions for failing to comply with the timing obligations for the filing and effectiveness of the registration statement, and certain customary indemnification obligations.

The foregoing is only a summary of the May 2020 Warrant, the May 2020 Purchase Agreement and the May 2020 Registration Rights Agreement and does not purport to be a complete description thereof. Such descriptions are qualified in their entirety by reference to the forms of May 2020 Warrant, May 2020 Purchase Agreement and Registration Rights Agreement, copies of which are filed as Exhibits 4.3, 10.14 and 10.15, respectively, hereto, and are incorporated by reference herein.

Item 16. Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16 by reference.

Exhibit Index

Exhibit No.	Description	Location

3.1	Articles of Incorporation, as Amended	Incorporated by reference to Exhibit 3(i) to the Company’s Registration Statement on Form 10 (SEC Accession No. 0001078782-09-001287) as filed with the SEC on August 19, 2009

3.2	Certificate of Amendment to the Articles of Incorporation	Incorporated by reference to Exhibit A to the Company’s Information Statement on Schedule 14C as filed with the SEC on September 20, 2011

3.3	Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 15, 2012

4.1	Form of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Company’s Form 10-K as filed with the SEC on March 29, 2012

4.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of LiqTech International, Inc.	Incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 14, 2017

4.3	Form of Pre-Funded Warrant	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 2, 2020

5.1	Opinion of Snell & Wilmer L.L.P.	Filed herewith

10.1	Lease Agreements for 1800 - 1810 Buerkle Road, White Bear Lake, Minnesota 55110	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K/A as filed with the SEC on November 15, 2011

10.2	Lease Agreement for 1800 - 1816 Buerkle Road, White Bear Lake, Minnesota 55110	Incorporated by reference to Exhibit 10.7 to the Company’s Form 10-K as filed with the SEC on March 29, 2012

10.3	Lease Agreement for Industriparken 22C, 2750 Ballerup, Denmark	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K/A as filed with the SEC on November 15, 2011 (translated in English)

10.4	Director Contract, dated July 29, 2014, by and between LiqTech International A/S and Sune Mathiesen	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on August 1, 2014

10.5	CFO Contract, dated August 1, 2018, by and between LiqTech International A/S and Claus Toftegaard	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 10-K as filed with the SEC on April 1, 2019

10.6	Director Contract, dated October 15, 2018, by and between LiqTech International A/S and Sune Mathiesen	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 10-K as filed with the SEC on April 1, 2019

10.7	Form of Underwriter’s Warrant (Craig-Hallum Capital Group LLC)	Incorporated by reference to the Company’s Form 8-K as filed with the SEC on July 23, 2014

10.9	Form of Subscription Agreement	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 15, 2017

10.10	Form of Subscription Agreement (U.S. Investors)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on November 20, 2017

10.11	Form of Subscription Agreement (Non-U.S. Investors)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on November 20, 2017

10.12	Form of Purchase Agreement (Craig-Hallum Group LLC)	Incorporated by reference to the Company’s Form 8-K as filed with the SEC on April 16, 2018

10.13	Lease Contract for Benshoej Industrivej 24, 9500 Hobro	Incorporated by reference to the Company’s Form 8-K as filed with the SEC on December 5, 2019

10.14*#	Form of Securities Purchase Agreement, by and among the Company and the purchasers named therein	Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K as filed with the SEC on June 2, 2020

10.15	Form of Registration Rights Agreement, by and among the Company and the investors named therein	Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K as filed with the SEC on June 2, 2020

21	List of Subsidiaries	Incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K as filed with the SEC on March 30, 2017

23.1	Consent of Sadler, Gibb	Filed herewith

23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)	Filed herewith

24	Power of Attorney	Filed herewith

*

The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

#	Exhibits A and B to this document have been separately filed as Exhibits 4.4 and 10.15, respectively, to this registration statement.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ballerup, Denmark, on the 22nd day of June, 2020.

LIQTECH INTERNATIONAL, INC.

By:	/s/ Sune Mathiesen Sune Mathiesen Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of LiqTech International, Inc., do hereby constitute and appoint Sune Mathiesen our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates below.

Signature	Title	Date

/s/ Sune Mathiesen Sune Mathiesen	Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2020

/s/ Mark Vernon Mark Vernon	Chairman and Director	June 22, 2020

/s/ Claus Toftegaard Claus Toftegaard	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	June 22, 2020

/s/ Alexander J. Buehler Alexander J. Buehler	Director	June 22, 2020

/s/ Peyton Boswell Peyton Boswell	Director	June 22, 2020

/s/ Peter Leifland Peter Leifland	Director	June 22, 2020